Exhibit 17

LIMITED WAIVER AND CONSENT TO SENIOR SECURED CONVERTIBLE NOTES
AND COMMON STOCK PURCHASE WARRANT
AND REAFFIRMATION OF TRANSACTION DOCUMENTS

This LIMITED WAIVER AND CONSENT TO SENIOR SECURED CONVERTIBLE NOTES AND COMMON STOCK PURCHASE WARRANT AND REAFFIRMATION OF TRANSACTION DOCUMENTS (this “Agreement”), dated as of March 7, 2024 (the “Effective Date”), is entered into by and among ASTRA SPACE, INC., a Delaware corporation (“Astra”), each of the Subsidiaries of Astra (together with Astra, collectively, the “Note Parties”), and each of the Holders (together with their successors and assigns, each individually, a “Holder” and collectively, the “Holders”). Capitalized terms used, but not otherwise defined, in this Agreement have the meanings ascribed thereto in the Notes, the Warrants or the Purchase Agreement, as applicable (each as defined below).

RECITALS:

A.
The Note Parties and the Holders have previously entered into that certain Securities Purchase Agreement dated as of August 4, 2023 (as amended by, inter alia, that certain Reaffirmation Agreement and Omnibus Amendment Agreement (the “Reaffirmation Agreement”) dated as of November 6, 2023, that certain Omnibus Amendment No. 3 Agreement (“Amendment No. 3”) on November 21, 2023, that certain Amendment to Securities Purchase Agreement dated as of January 19, 2024 that certain Amendment to Senior Secured Convertible Notes, dated as of January 31, 2024, and that certain Second Amendment to Securities Purchase Agreement and Second Amendment to Senior Secured Convertible Notes (the “Second Amendment”) dated February 26, 2024, the “Purchase Agreement”).

B.
Pursuant to the Purchase Agreement, Astra has issued to the Holders those certain senior secured convertible notes due 2025 dated as of various dates between November 21, 2023 and the Effective Date (as amended by that certain Amendment to Senior Secured Convertible Notes, dated as of January 31, 2024 and the Second Amendment, each individually, a “Note” and collectively, the “Notes”).

C.
Pursuant to the Purchase Agreement, Astra has issued to the Holders those certain common stock purchase warrants having various initial exercise dates between November 6, 2023 and the Effective Date (each individually, a “Warrant” and collectively, the “Warrants”).

D.
The Note Parties and the Collateral Agent previously entered into that certain Security Agreement dated as of August 4, 2023 (amended pursuant to the Reaffirmation Agreement, Amendment No. 3 and that certain First Amendment to Security Agreement and Intellectual Property Security Agreement, dated as of January 19, 2024, the “Security Agreement”).

E.
Astra has advised the Holders that it intends to enter into that certain Agreement and Plan of Merger (substantially in the form attached as Exhibit A hereto, the “Merger Agreement”), dated as of the date hereof, with Apogee Parent Inc., a Delaware corporation (“Parent”), and Apogee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, at the Closing (as defined therein), Merger Sub will be merged with and into Astra (the “Merger”), with Astra being the surviving entity of such Merger and a wholly-owned direct subsidiary of Parent.

F.
The Note Parties have requested that each of the Holders (1) consent to (i) the execution of the Merger Agreement in the form attached as Exhibit A, (ii) the consummation of the Merger in accordance with the terms of the Merger Agreement on the date hereof, and (iii) the amendment to the limited liability company agreements of certain of the Company’s subsidiaries in the forms attached as Exhibit C hereto; (2) agree that the filing with the Securities and Exchange Commission by one or more of the Holders together with one or more other Persons (each, a “Beneficial Ownership Filing”) indicating that a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) has been formed which is the direct or indirect “beneficial owner” of shares of more than fifty percent (50%) of the Company’s then-outstanding common equity in connection with the Merger does not trigger a Fundamental Change or Fundamental Transaction under the Notes and Warrants; and (3) agree to (i) designate Astra Space Operations LLC’s bank account identified on Schedule 1.0 (the “Specified Account”) as an Excluded Account (as defined in the Security Agreement), and (ii) permit the Company to fund an aggregate principal amount into the Specified Account of up to $3,500,000 on the date hereof to be used exclusively for the purposes set forth on Schedule 1.0 (“Permitted Purposes”) as the Special Committee may direct the Company. The transactions described in clauses (1)-(3), the “Specified Transactions.”

G.
The Holders have (1) agreed to consent to the Specified Transactions on the terms and subject to the conditions set forth below; (2) hereby direct the Collateral Agent to execute an acknowledgement that the Specified Account is an Excluded Account and neither the Specified Account nor any funds credited therein are subject to any Lien in favor of it and (3) have agreed to waive any Event of Default that would have arisen pursuant to (i) Section 10(A)(vi) of any of the Notes for failure to timely comply with Section 4(n) of the Purchase Agreement,  (ii) Section 10(A)(xx) of the Notes as a result of the occurrence of a Specified Fundamental Change on account of the matters described in clauses (F)(1)(i) and F(1)(ii) above and (iii) Section 10(A)(iv) of any of the Notes for failure to timely deliver a Fundamental Change Notice (collectively, the “Specified Defaults”, and each, a “Specified Default”).

1.         Consent to the Specified Transactions. In connection with the foregoing request and subject to the satisfaction of the conditions precedent to this consent set forth in Section 2 below, each of the Holders hereby:

(i)	consents under the Transaction Documents and the Warrants to the following (the “Consented Activities”):

(w)	Astra’s execution of the Merger Agreement;

(x)
the consummation of Specified Transaction described in clause F(1)(ii) above; provided that the conditions precedent to the consummation of such Specified Transaction set forth in Exhibit B are satisfied);

(y)
the Specified Account shall remain as an Excluded Account to be used for the Permitted Purposes not subject to any Collateral Agent’s lien on the Specified Account and the monies credited thereto; provided that (A) other than (i) the initial deposit of $3,500,000; (ii) prior to the Required Transfer Date (as defined below), the amounts deposited in the Specified Account pursuant to automatic withdrawal arrangements solely for employee wage and benefit payments in the ordinary course of business consistent with past practice to the providers identified on Schedule 1.1 (the “Ongoing Specified Funds” and such payments, the “Benefits Payments” and such providers, the “Benefits Providers”), and (iii) there shall be no other additional amounts deposited into the Specified Account without the consent of the Required Holders (other than the Ongoing Specified Funds and, as the context may require, such funds deposited in the Specified Account by Apogee Parent Inc. with the consent of the Required Holders to cure a Cash Shortfall (as defined in the Merger Agreement) in accordance with the terms of Section 7.01(d)(v) of the Merger Agreement (any such funds, the “Parent Cure Funds”) and once used by the Note Parties, unless such amounts are Ongoing Specified Funds for Benefits Payments, the amount permitted to be held in the Specified Account that is not subject to the Collateral Agent’s Lien shall be reduced dollar for dollar (the sum of $3,500,000 less funds previously used, plus the amount of any Parent Cure Funds not yet applied for Permitted Uses, shall be referred to as the “Maximum Excluded Balance”); (B) the funds in the Specified Account shall be used only for Permitted Purposes; (C) any funds on deposit in the Specified Account in excess of the Maximum Excluded Balance (other than the amount of Ongoing Specified Funds on deposit therein necessary for the Benefits Payments to the Benefits Providers and any Parent Cure Funds) shall be Collateral and shall be transferred therefrom and deposited promptly (and in no case later than the second (2nd) business day) into an account subject to the control (as defined in the UCC) of the Collateral Agent and (D) the Note Parties shall as promptly as reasonably practicable following the Effective Date, and in any case not to exceed thirty (30) days (which time period may be extended by the Holders in their sole discretion, such date, the “Required Transfer Date”) notify the Benefits Providers of the new designated accounts and suspend the automatic withdrawal arrangements applicable to the Benefit Payments being made from the Specified Account and thereafter, not deposit any Ongoing Specified Funds therein; and

(z)	the amendment of the limited liability company agreements of each of the Subsidiaries of the Company in the forms attached as Exhibit C hereto; and

(ii)
deems that, except as set forth on Exhibit B, all notice requirements with respect to the Specified Transactions under the Transaction Documents and the Warrants, if any, are satisfied and that the Beneficial Ownership Filings described in clause (F)(3) above filed in connection with the consummation of the Merger shall not trigger a Fundamental Change or Fundamental Transaction under the Transaction Documents or the Warrants unless and until the Merger Agreement shall have been terminated in accordance with its terms.

The consent set forth in the sentence immediately preceding (the “Limited Consent”) shall be limited precisely as written. No Default or Event of Default shall arise under the Note Documents or the Warrants as a result of the consummation of the Specified Transactions and the Consented Activities described immediately above. It is understood that this Limited Consent with respect to the Specified Defaults and the Specified Transactions in the manner set forth above shall not operate as a consent for any other purpose or a waiver of any other Default or Event of Default which may now exist or be hereafter arising, shall not constitute a continuing waiver of any provision of the Purchase Agreement, the Notes, Warrants any other Transaction Document, or otherwise impair any right, power or remedy of Collateral Agent or any Holder under the Purchase Agreements, the Notes, the Warrants or any other Transaction Document with respect to any other Defaults or Events of Default (all of which are expressly reserved). It shall be expressly understood that if the Merger Agreement is terminated prior to the consummation of the Merger contemplated thereby or if another Fundamental Change or Fundamental Transaction occurs prior to the consummation of the Merger, (i) the Holders of the Notes shall have the right to require the Company to repurchase such Notes for a cash purchase price equal to the Fundamental Change Repurchase Price and (ii) the holders of Warrants may accept Equity Interest of the Parent in exchange for the Warrants if such holder so elects to do so in its sole discretion.

The Holders further authorize and direct the Collateral Agent to execute the acknowledgement attached hereto as Exhibit D. It is understood and agreed that the Collateral Agent shall have no obligation to ascertain or confirm that any funds in the Specified Account are used for Permitted Purposes or otherwise in compliance with the Transaction Documents or the terms herein.

2.          Conditions Precedent.  The consents set forth in Section 1 shall only become effective, as of the date hereof, upon satisfaction of the following conditions:

(a)           The Holders shall have received each of the following in form and substance satisfactory to the Holders:

(i)	a copy of this Agreement duly executed and acknowledged by each of each of the Note Parties and each Holder; and

(ii)
copies of the execution versions of the Merger Agreement and of each of the other agreements to be entered into by a Note Party in connection with the Specified Transactions (other than any Beneficial Ownership Filing)

(b)          The Note Parties shall have paid, caused to be paid, or made arrangements satisfactory to the Collateral Agent and the Holders to pay, all fees, costs and expenses then due and payable pursuant to the Notes, Warrants and other Transaction Documents (including, without limitation, the Lawyers’ Fees described in Section 9 below).

3.          Representations and Warranties.  Each of the Note Parties (a) hereby expressly (i) confirms its Obligations under each Transaction Document, in each case as amended, restated, supplemented or modified immediately after giving effect to this Agreement; (ii) confirms that its Obligations as amended, restated, supplemented or modified hereby under the Notes, the Purchase Agreement, the Warrants and the other Transaction Documents are entitled to the benefits of the pledges set forth in the Transaction Documents, in each case, as amended, restated, supplemented or modified immediately after giving effect to this Agreement; and (iii) confirms that its Obligations under the Notes, the Purchase Agreement, the Warrants and the other Transaction Documents immediately after giving effect to this Agreement constitute Obligations and that such Obligations shall continue to be entitled to the benefits of the grant of collateral security set forth in the Transaction Documents.

4.            Reference to and Effect on the Transaction Documents.  The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver or novation of any Transaction Document or of any right, power or remedy of any Holder or the Collateral Agent under any Transaction Document, nor constitute a waiver or novation of any provision of any of the Transaction Documents. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver or novation of any Transaction Document or of any right, power or remedy of any Holder or the Collateral Agent under any Transaction Document, nor, except as expressly provided herein, constitute a waiver or novation of any provision of any of the Transaction Documents. The parties hereto hereby expressly acknowledge and agree that each of this Agreement is, and shall be deemed to constitute, a “Transaction Document” for all purposes of the Purchase Agreement, the Notes and the other Transaction Documents. Each reference in the Purchase Agreement, the Notes, the Warrants and in each of the other Transaction Documents to: (i) “this Agreement” or the “Transaction Documents” or words of like import shall mean and be references to the Notes, the Warrants, the Purchase Agreement and to the other Transaction Documents, as applicable, as amended by this Agreement; (ii) “the Notes” and other words of like import shall mean and be references to the Notes as amended by this Agreement; (iii) “the Warrants” and other words of like import shall mean and be references to the Warrants as amended by this Agreement; and (iv) the “Obligations” and other words of like import shall mean and be references to the Obligations of the Note Parties under the Notes, Warrants, the Guaranty Agreement and other Transaction Documents as amended, restated, amended and restated, supplemented or otherwise modified by this Agreement.

5.            No Novation.  It is the intent of the parties hereto that, except as expressly provided herein, the amendment and waiver of certain terms of the Notes, the Warrants, the Purchase Agreement and the other Transaction Documents, as applicable, contemplated hereby constitutes neither a novation of the rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Transaction Documents nor evidence of payment of all or any of such obligations and liabilities under any of the Transaction Documents and, except as expressly modified hereby, all Transaction Documents and all such rights, obligations and liabilities evidenced thereby shall continue and remain outstanding and in full force and effect.

6.            Release. In consideration of the foregoing amendments, the Note Parties signatory hereto, and, to the extent the same is claimed by right of, through or under any Note Party, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged each of the Collateral Agent and the Holders, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Collateral Agent, Holders or any of their Affiliates would be liable if such persons or entities were found to be liable to the Note Parties, or any one of them (collectively hereinafter the “Released Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing (each, a “Claim”) occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement or the other Transaction Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Each Note Party acknowledges that the laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Note Party acknowledges that such provisions are designed to protect a person from waiving Claims which such person does not know exist or may exist. As to each and every Claim released hereunder, each Note Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, agrees that it shall be deemed to waive the benefit of any such provision (including, without limitation, Section 1542 of the Civil Code of California and each other similar provision of applicable state or federal law (including the laws of the State of Delaware)), if any, pertaining to general releases after having been advised by their legal counsel with respect thereto. Each Note Party acknowledges and agrees that the forgoing waivers were bargained for separately.

7.            No Actions, Claims, Etc.  Each Note Party acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages or liabilities of whatever kind or nature, in law or in equity, against any Holder or the Collateral Agent, in any case, arising from any action or failure of any Holder, the Collateral Agent or any other Released Party to act under the this Agreement, the Purchase Agreement, any Note or any other Transaction Document on or prior to the date hereof, or of any offset right, counterclaim or defense of any kind against any of its respective obligations, indebtedness or liabilities to any Holder, Collateral Agent or any other Released Party under this Agreement, the Purchase Agreement or any other Transaction Document. Each Note Party unconditionally releases, waives and forever discharges on its own behalf and on behalf of each of its subsidiaries and Affiliates (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of any Released Party to such Note Party, except the obligations required to be performed by a Holder, the Collateral Agent or their Affiliates, agents or other Released Parties under the Transaction Documents on or after the date hereof, and (ii) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which such Note Party might otherwise have against any Released Party in connection with this Agreement, the Purchase Agreement or the other Transaction Documents or the transactions contemplated thereby, in the case of each of clauses (i) and (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

8.           Costs and Expenses; Relationship Among Parties; No Fiduciary Duty; Independent Due Diligence and Decision Making.  The Note Parties shall promptly pay all invoiced fees, costs and expenses of the Holders and the Collateral Agent incurred in connection with this Agreement and in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement and the Transaction Documents. Notwithstanding anything contained in this Agreement, the Notes, the Warrants or other Transaction Documents to the contrary, neither the Collateral Agent nor any Holder has assumed, nor shall it be deemed to have assumed, any obligation or duty or any other relationship as the Collateral Agent, fiduciary or trustee of or for any other secured party other than as expressly set forth herein or in any other Transaction Document. Each of the Note Parties acknowledges that before execution and delivery of this Agreement, neither the Collateral Agent nor any Holder has any obligation to negotiate with any Holder or Collateral Agent or any other person or entity concerning anything contained in this Agreement. Each Note Party agrees that each Holder’s execution of this Agreement does not create any such obligation and that each such Person has made its own decisions regarding all operations and its incurrence and payment of all third-party debt and all other payments. Each Holder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Note Parties. Notwithstanding anything herein to the contrary, (a) the duties and obligations of the parties under this Agreement shall be several, not joint; (b) no party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (c) no prior history, pattern, or practice of sharing confidences among or between the parties shall in any way affect or negate this Agreement; and (d) none of the Holders, Collateral Agent or any other Released Party shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Note Parties other creditors or stakeholders, including as a result of this Agreement or the transactions contemplated herein or therein.

9.	Fees and Expenses.

(a)           The Note Parties have agreed to pay all fees, charges, expenses and disbursements of the Collateral Agent and the Holders in connection with the preparation, execution and delivery of this Agreement substantially concurrently with the execution of this Amendment (including, without limitation, the fees, charges, expenses and disbursement of Sidley Austin LLP and Cooley LLP as counsel to the Holders and Seward & Kissel LLP as counsel to the Collateral Agent (collectively, the “Lawyers’ Fees”), plus, where applicable, such additional amounts of Lawyers’ Fees as shall constitute Collateral Agent’s or a Holder’s reasonable estimate of such Lawyers’ Fees incurred in connection therewith (provided that such estimate through the Effective Date and immediate post-closing work shall not thereafter preclude a final settling of accounts as among the Note Parties, the Collateral Agent, the Holders and/or any such other Persons, as applicable).

(b)          Unless otherwise provided in this Agreement or in a separate writing by the Collateral Agent or, as applicable, the Holders, all fees described above shall be fully earned on the date of this Agreement and shall be non-refundable for any reason whatsoever and shall be in addition to any other fees, costs, and expenses payable pursuant to the Purchase Agreement, Notes, Warrants or other Transaction Documents.

10.       Remaining Provisions Unaffected. Except as specifically amended in this Agreement, the terms and conditions of the Notes, the Warrants, the Purchase Agreement and the other Transaction Documents shall remain in full force and effect. Notwithstanding anything to the contrary herein, the Company agrees that from the Effective Date and through the Closing, the Company will not sell any Notes or Warrants under the Purchase Agreement to a Person who is not a party to this Agreement without ensuring that such Person agrees in writing to the waivers and other Consented Activities set forth in this Agreement.

11.         Incorporation of Terms.  The provisions of Sections 13, 14, 16, 17, 18 (provided that the interpretation of Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) and whether or not a Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) (or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof)) exists or has occurred will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware), 19, and 21 of the Notes shall apply with respect to this Amendment and are incorporated herein mutatis mutandis.

12.          Beneficiary.  The parties hereto acknowledge and agree that the Collateral Agent shall be an express beneficiary of this Agreement for all purposes.

13.          Acknowledgment of Note Balances.  By the execution and delivery of this Agreement each Note Party acknowledges and agrees that, as of the date of this Agreement immediately after giving effect to this Agreement:

(a)          the aggregate Principal Amount of the Note held by JMCM Holdings LLC is $9,917,870.25 as of the date hereof and the aggregate amount of accrued and uncapitalized interest thereon to and including the date hereof is $122,320.40;

(b)          the aggregate Principal Amount of the Note held by SherpaVentures Fund II, LP is $5,247,131.01 as of the date hereof and the aggregate amount of accrued and uncapitalized interest thereon to and including the date hereof is $64,714.62;

(c)          the aggregate Principal Amount of the Notes held by Chris C. Kemp, Trustee of the Chris Kemp Living Trust, dated February 10, 2021, is $2,196,666.67 as of the date hereof and the aggregate amount of accrued and uncapitalized interest thereon to and including the date hereof is $25,842.22;

(d)          the aggregate Principal Amount of the Notes held by Adam P. London is $1,173,333.33 as of the date hereof and the aggregate amount of accrued and uncapitalized interest thereon to and including the date hereof is $13,221.11;

(e)          the aggregate Principal Amount of the Note held by MH Orbit LLC is $4,016,000.00 as of the date hereof and the aggregate amount of accrued and uncapitalized interest thereon to and including the date hereof is $49,530.67;

(f)          the aggregate Principal Amount of the Note held by RBH Ventures Astra SPV, LLC is $2,008,000.00 as of the date hereof and the aggregate amount of accrued and uncapitalized interest thereon to and including the date hereof is $24,765.33; and

(g)          the aggregate Principal Amount of the Note held by Astera Institute is $5,000,000.00 as of the date hereof and the aggregate amount of accrued and uncapitalized interest thereon to and including the date hereof is $3,333.33.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each Holder and each Note Party have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

NOTE PARTIES:

ASTRA SPACE, INC.

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

By:	/s/ Martin Attiq
Name: Martin Attiq
Title: Chief Business Officer

ASTRA SPACE OPERATIONS, LLC

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

APOLLO FUSION, LLC

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

INDIGO SPACE, LLC

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

ASTRA SPACE PLATFORM HOLDINGS LLC

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

{Signature Page to Limited Consent}

ASTRA SPACE PLATFORM SERVICES LLC

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

ASTRA EARTH OPERATIONS LLC

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

ASTRA SPACECRAFT ENGINES, INC.

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

ASTRA SPACE TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Axel Martinez
Name: Axel Martinez
Title: Chief Financial Officer

{Signature Page to Limited Consent}

HOLDERS:

SHERPAVENTURES FUND II, LP
By: SherpaVentures Fund II GP, LLC, Its General Partner

By:	/s/ Brian Yee
	Name:	Brian Yee
	Title:	Partner

JMCM HOLDINGS LLC

By:	/s/ Baldo Fodera
	Name:	Baldo Fodera
	Title:	Manager

ADAM P. LONDON

By:	/s/ Adam P. London

CHRIS C. KEMP, TRUSTEE OF THE CHRIS KEMP LIVING TRUST, DATED FEBRUARY 10, 2021

By:	/s/ Chris Kemp
	Name:	Chris Kemp
	Title:	Trustee

MH ORBIT, LLC

By:	/s/ Baldo Fodera
	Name:	Baldo Fodera
	Title:	Manager

{Signature Page to Limited Consent}

RBH VENTURES ASTRA SPV, LLC
By: RBH Ventures, Ltd., its Manager
By: Synchronicity Holdings, LLC, general partner of the Manager

By:	/s/ Robert Bradley Hicks
	Name:	Robert Bradley Hicks
	Title:	Managing Member

ASTERA INSTITUTE

By:	/s/ Jed McCaleb
	Name:	Jed McCaleb
	Title:	Director

{Signature Page to Limited Consent}